UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2006

KAISER GROUP HOLDINGS, INC.

(Successor issuer to Kaiser Group International, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	File No. 1-12248	54-2014870
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

9300 Lee Highway Fairfax, Virginia	22031-1207
(Address of principal executive offices)	(Zip Code)

(703) 934-3413

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed in the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 9, 2006, Kaiser Group Holdings, Inc. (the “Company”) and Marian P. Hamlett, its Executive Vice President and Chief Financial Officer, have agreed that Ms. Hamlett’s employment with the Company will terminate, effective as of March 31, 2006 (the “Separation Date”).

On February 8, 2006, the Company entered into a Separation Agreement and Release (the “Separation Agreement”) with Ms. Hamlett with respect to the termination of her employment with the Company.  Under the terms of the Separation Agreement, Ms. Hamlett will remain employed, at her current salary, as the Company’s Executive Vice President and Chief Financial Officer until the Separation Date.

In return for Ms. Hamlett’s compliance with the terms of the Separation Agreement, the Company will pay her a lump sum of $35,000, on or before February 16, 2006.  In addition, subject to Ms. Hamlett’s execution of an addendum attached as Exhibit A to the Separation Agreement (the “Addendum”) within twenty-one (21) days following the Separation Date, Ms. Hamlett will receive a lump sum of $100,000.  Pursuant to the terms of the Addendum, Ms. Hamlett agrees to provide consulting services to the Company for a period of three months from the Separation Date, for consulting fees of approximately $3,000 per month.

The Separation Agreement contains standard provisions whereby the Company and Ms. Hamlett mutually agree to release one another from various possible claims and liabilities.

The foregoing description of the terms of the Separation Agreement and Addendum does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, including the Addendum, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

10.1 Separation Agreement and Release

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Kaiser Group Holdings, Inc.
(Registrant)

Date: February 8, 2006	/s/ Douglas W. McMinn
Douglas W. McMinn
President and Chief Executive Officer